Exhibit 1
FOR IMMEDIATE RELEASE
October 2, 2006
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Executive Director& Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Business Commencement under New Company Name
     NIS GROUP CO., LTD. (the “Company”) hereby announces that it changed company name as described below, pursuant to a resolution made at the Ordinary General Meeting of Shareholders held June 24, 2006, and it commenced its business under the new company name on October 1, 2006.

New Company Name:	NIS GROUP CO., LTD.
Old Company Name:	NISSIN CO., LTD.
     The Company and its group have focused on and reinforced support services for Small and Medium-sized Enterprises (SMEs) and owners, through the sale of its consumer loans receivable in June 2004, by adopting a “financial version of OEM” strategy to ally with different industries, and through the provision of various services corresponding to customer needs, in order to grow beyond a consumer finance company and specialized business finance company. With these changes, the Company advanced its subsidiary strategy establishing Nissin Servicer Co., Ltd., NIS Lease Co., Ltd., NIS Property Co., Ltd., NIS Securities Co., Ltd., and Nissin Leasing (China) Co., Ltd., and expanded its venture investment business and real estate-related businesses.
     The change in its corporate structure by strengthening its “Group strategy”, has led to changes in its constituency, earning structure on a consolidated basis, and service line-up. In response to this, the Company changed its company name to “NIS GROUP CO., LTD.” on October 1, 2006, aiming to establish its brand image.
     The Company wishes to heighten the synergy between the Company, its group and business partners, and aspires to be a “Vision Support Company” for SMEs.
   New Outline of the Company

Japanese Name:	NIS Group Kabushiki Kaisha (Old Name: Kabushiki Kaisha Nissin)
English Name:	NIS GROUP CO., LTD. (Old Name: NISSIN CO., LTD.)
Representative:	Chairman & Representative Director, Kunihiko Sakioka. President & Representative Director, Shinsuke Amiya.
Headquarter:	(Tokyo) Shinjuku L-tower 25F, Nishi-shinjuku 1-chome 6-1, Shinjuku-ku, Tokyo. (Matsuyama) Chifune-machi 5-chome 7-6, Matsuyama-shi, Ehime-ken.
Establishment:	May 1960
Capital:	15,962 million yen (as of June 30, 2006)
Main Business:	Total financial services
Employees:	853 (as of June 30, 2006)
Listing Exchange:	Tokyo Stock Exchange, 1st Section (code: 8571); New York Stock Exchange (symbol: NIS)